Exhibit 10.20

SONOSITE, INC.

SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

SENIOR MANAGEMENT EMPLOYMENT AGREEMENT, dated this              day of                     , between SONOSITE, INC., a Washington corporation (the “Company”), and NAME (“Executive”).

RECITALS

A. Executive is currently employed by the Company or one of its Subsidiaries.

B. The Board of Directors of the Company (the “Board”) has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company’s management, including Executive, to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company, as defined in Schedule A attached hereto.

C. The parties now desire to enter into this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Definitions

Terms capitalized in this Agreement, which are not otherwise defined, shall have the meanings assigned to such terms in Schedule A attached hereto.

2.	Effectiveness

Except with respect to Sections 6 through 8 and 10 of this Agreement which shall be effective immediately, this Agreement shall become effective immediately upon the occurrence of a Change in Control, provided that Executive is employed by the Company immediately prior to such Change in Control.

3.	Term

Unless earlier terminated as provided herein, the initial term of this Agreement shall be from the date hereof until the second anniversary date of this Agreement; provided, however, that, unless terminated as provided herein or there shall have occurred a Change in Control, on each anniversary date of this Agreement this Agreement shall automatically be renewed for successive two-year terms. In the event of a Change in Control, unless earlier terminated as provided herein, this Agreement shall continue in effect until the second anniversary date of the Change in Control at which time this Agreement shall expire.

4.	Benefits Upon Change in Control

Executive shall be entitled to the following payments and benefits following a Change in Control, whether or not a Termination occurs:

(a) Salary and Benefits. Executive shall (i) receive an annual base salary no less than the Executive’s annual base salary in effect immediately prior to the date that the Change in Control occurs, including any salary which has been earned but deferred, and an annual bonus equal to at least the average of the three annual bonuses paid to Executive in the three years prior to the Change in Control, and (ii) be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(a) of the Code) available to other similarly situated executives of the Company and its Subsidiaries, but in no event shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately prior to the date that the Change in Control occurs.

(b) Welfare Plan Benefits. The Company shall at the Company’s expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of the Change in Control) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with insurance coverage no less favorable than, the Company’s life, disability, medical, dental and vision welfare benefit plans or programs, in effect on the date of the Change of Control (such benefits referred to herein as the “Welfare Benefits”).Welfare Benefits consisting of life and/or disability insurance benefits are referred to herein as “Death/Disability Benefits” and Welfare Benefits consisting of medical, dental and vision insurance benefits are referred to as “Medical Benefits.”

(c) Death of Executive. In the event of Executive’s death prior to Termination, but while employed by the Company or any Subsidiary, his or her spouse, if any, or otherwise the personal representative of his or her estate shall be entitled to receive (i) Executive’s salary at the rate then in effect through the date of death, as provided under the Company’s pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of death, and (iii) Medical Benefits for a period of two (2) years following the death of Executive; provided however that if such Medical Benefits are provided in a manner that causes them to be includible in income by the insured(s), then such Medical Benefits shall be provided only for the shorter of the following periods: (A) two (2) years following the death of Executive, or (B) the period during which such individuals are eligible for coverage under COBRA following the date of Executive’s death.

(d) Disability of Executive. In the event of Executive’s Disability prior to Termination, but while employed by the Company or any Subsidiary, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of the determination of Disability, as provided under the Company’s pay policy, (ii) any Accrued Benefits for the periods of service prior to the date of the determination of Disability, (iii) payments under the Company’s short and long term disability plans following the determination of Disability, (iv) Medical Benefits for a period of two (2) years following the determination of Disability; provided however that if such Medical Benefits are provided in a manner that causes them to be includible in income by the insured(s), then such Medical Benefits shall be provided only for the shorter of the following periods: (A) two (2) years following the determination of Disability, or (B) the period during which Executive is eligible for coverage under COBRA following the date of Termination, and (v) Death/Disability Benefits for a period of two (2) years following the determination of Disability.

(e) Cause; Upon Expiration of This Agreement; Other Than for Good Reason. If, prior to Termination, Executive’s employment shall be terminated by the Company for Cause or upon expiration of this Agreement or by Executive other than for Good Reason, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of such termination, as provided under the Company’s pay policy, and (ii) any Accrued Benefits for the periods of service prior to the date of such termination.

(f) Withholding. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.

5.	Payments and Benefits Upon Termination

In lieu of any benefits provided under Section 4 and subject to Executive’s satisfaction of the conditions set forth in Section 9, Executive shall be entitled to the following payments and benefits following Termination:

(a) Termination Payment. In recognition of past services to the Company by Executive, the Company shall make a lump sum payment in cash to Executive as severance pay equal to two (2) times the sum of the following two components: (i) Executive’s annual base salary in effect immediately prior to the date that either a Change in Control shall occur or such date of Termination, whichever salary is higher, provided that if Executive is a part-time employee on the date of Termination then

Executive’s base salary in effect immediately prior to the date of Termination shall be used in calculating the payment to which Executive may be entitled under this Section 5(a); and (ii) a percentage of Executive’s annual base salary specified in subparagraph (i) above, which percentage is equal to the percentage bonus paid to Executive for the fiscal year ended immediately prior to the Change in Control; provided, however, that if Termination occurs prior to the determination of such percentage for a fiscal year that has ended or if Executive has not received a percentage bonus in the previous year, such percentage shall be equal to one hundred percent (100%) of the Executive’s target bonus for the most recent fiscal year prior to the Change in Control. All payments under this Section 5(a) (the “Termination Payments”) shall be paid within sixty (60) days following the date of Termination.

(b) Certain Additional Payments by the Company. Notwithstanding the foregoing, subject to the triggering of Termination Payments under Section 5(a), if all or any portion of the Termination Payments either alone or together with all other payments and benefits which Executive receives or is then entitled to receive (pursuant to this Agreement or otherwise, but excluding any payments under this Section 5(b)) from the Company or any Subsidiary (such payments and benefits, including the Termination Payments, the “Termination Benefits”)), would constitute a Parachute Payment, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”), equal to an amount that shall fund the payment by Executive of any Excise Tax on the Termination Benefits, as well as all ordinary income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment, and any interest or penalties imposed with respect to ordinary income and employment taxes imposed on the Gross-Up Payment (but not any interest or penalties imposed under Code Section 409A). This provision is intended to put Executive in the same position in which Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment (and shall in no event put Executive in a better position than he or she would have been in had the Excise Tax not applied to the Termination Benefits).

The foregoing calculations shall be made, at the Company’s expense, by the Company and Executive. If no agreement on the calculations is reached within thirty (30) business days after the date of Termination, then the accounting firm which regularly audits the financial statements of the Company (the “Auditors”) shall review the calculations. The determination of such firm shall be conclusive and binding on all parties and the expense for such accountants shall be paid by the Company. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of such payments and benefits that, in the Company’s reasonable judgment, may be paid without triggering the Excise Tax.

As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Termination Payments or Gross-Up Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). If it is determined by the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, that an Overpayment has been made, Executive shall be obligated to return the amount of such Overpayment to the Company as promptly as practicable upon discovery of the fact of such Overpayment (and in any case within 10 business days of receipt of written notice from the Company demanding the return of such amount), together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by Executive to the Company; provided that the Company may, after discovery of the Overpayment and prior to payment by Executive of the amount otherwise required to be paid to the Company under this sentence, withhold an amount up to the amount of the Overpayment from any sums otherwise owed by the Company to Executive. In the event that the Company and Executive, or, if no agreement is reached by the Company and Executive, the Auditors, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in section 1274(d) of the Code for the period commencing on the date that the Excise Tax giving rise to the Underpayment became due under applicable law. The Company and Executive shall give each other prompt written notice of any information that could reasonably result in the determination that an Overpayment or Underpayment has been made.

Notwithstanding anything to the contrary contained herein, all payments to be made hereunder shall be made not later than (i) the end of the calendar year following the year in which the amount of taxes owed are remitted to the applicable tax authority, or (ii) in the case of a tax audit or litigation in connection with the applicability of or calculation of tax amounts owing under Sections 280G or 4999 with respect to the Termination Benefits, the end of the calendar year following the year in which the audit or litigation is completed.

(c) Accrued Benefits. The Company shall make a lump sum payment in cash to Executive in the amount of any Accrued Benefits for the periods of service prior to the date of Termination.

(d) Welfare Benefits. The Company shall at the Company’s expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of Termination) continue to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with Welfare Benefits (as in effect on the date of the Change in Control) for a period of one (1) year following the date of Termination.

(e) Death of Executive. In the event of Executive’s death subsequent to Termination and prior to receiving all benefits and payments provided for by this Section 5, such benefits shall be paid to his or her spouse, if any, or otherwise to the personal representative of his or her estate, unless Executive has otherwise directed the Company in writing prior to his or her death.

(g) Nonsegregation. No assets of the Company need be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of any person to receive benefits hereunder shall be only those of a general unsecured creditor.

(h) Withholding. All payments under this Section 5 are subject to applicable federal and state payroll withholding or other applicable taxes. Executive agrees that he or she is responsible for all applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment or benefit provided hereunder, that Executive’s receipt of any payment or benefit hereunder is conditioned upon his or her satisfaction of any withholding or similar obligations that apply to such payment or benefit, and that any cash payment to be made hereunder will be made net of any such applicable withholding amounts.

(i) Mandatory Deferral of Payments. This Subsection (i) shall only apply if the Company determines that Executive is a “specified employee” under Section 409A at the time of his Separation. If this Subsection (i) applies, it shall supersede any contrary provision of this Agreement. To the extent that no exemption from Section 409A is available for the Termination Payments, the Termination Payments shall be made during the seventh month after the date of the Separation. To the extent that no exemption from Section 409A is available for the Gross-Up Payment, the Gross-Up Payment shall be made on the later of (i) the date prescribed by Section 5(b) or (ii) any date during the seventh month after the date of the Separation. For purposes of Section 409A, each payment that Executive receives from the Company in connection with his Separation is hereby designated as a separate payment.

6.	Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any jurisdiction.

7.	Conflict in Benefits

Except for the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company or under applicable law, this Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect or hereafter entered into, including any employee benefit plan under which Executive is entitled to benefits.

8.	Termination

(a) Termination Prior to a Change in Control.

(i) At any time prior to a Change in Control, the Company may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination; provided, however, such Notice of Termination shall have no force or effect in the event of the occurrence of a Change in Control prior to such effective date.

(ii) At any time prior to a Change in Control, Executive may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination notwithstanding the occurrence of a Change in Control prior to such effective date.

(b) Termination After a Change in Control. After a Change in Control, either party may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination.

(c) Effect of Termination. Notwithstanding the termination or expiration of this Agreement, the Company shall remain liable for any rights or payments arising prior to such termination to which Executive is entitled under this Agreement.

9.	Covenants by Executive

(a) No Soliciting. Executive agrees that for a period of one (1) year immediately following the date of Termination, Executive shall not:

(i) Approach, initiate contact with, or engage in discussions with any employee of the Company for the purpose or with the effect of soliciting or encouraging any such individual to terminate his or her employment with the Company and accept employment with, or otherwise provide services to, Executive’s then-current employer or any other person or entity; or

(ii) Advise or provide information to any employee of the Company regarding the availability or desirability of employment with Executive’s then-current employer or any other person or entity; or

(iii) Provide any information to Executive’s then-current employer or any other person or entity to the extent that such information may assist that person or entity in (i) identifying any employee of the Company as a candidate for employment; or (ii) evaluating the desirability of employing any such individual.

If during this one year non-solicitation period, Executive receives any inquiry from any employee of the Company regarding prospective employment with Executive’s then-current employer or any other person or entity, Executive agrees to respond only as follows: “I am prohibited by the terms of my agreement with SonoSite from engaging in any discussion with you regarding this topic.”

(b) Waiver and Release. In addition to the foregoing conditions, eligibility for and, receipt of Termination Benefits under paragraph 5 are subject to Executive executing and not revoking a Waiver and Release in a form substantially similar to Schedule B, which shall be provided to Executive by the Company at the time of termination.

(c) Return of Property. Executive confirms that on or before the date of Termination and before any severance payment is processed, Executive shall turn over to the Company all files, memoranda, records, devices, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment, credit cards and other documents (whether in paper or electronic form, and all copies thereof) or physical property or reproductions of any aforementioned items that s/he received from the Company or its employees or generated by Executive n the course of employment with the Company, and which relate to its business. Executive further agrees to return his/her company-provided credit cards, computer, cell phone, office equipment, demo systems, and all other physical property of the Company on or before the date of Termination.

(d) Inventions. Executive represents and agrees that s/he has complied with all the terms of the Company’s Employee Agreement Relating to Inventions, Patents, Property Rights and Confidential Information signed by Executive (the “Employee Agreement”). Executive further acknowledges that the terms of the Employee Agreement are incorporated by reference into this Agreement, and shall continue in effect following the date of Termination in accordance with the terms thereof, and that Executive’s continued compliance with those terms is a material condition of this Agreement.

10.	Miscellaneous

(a) Amendment. This Agreement may not be amended except by written agreement between Executive and the Company.

(b) No Mitigation. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise, except as provided in Section 5(d) hereof.

(c) Employment Not Guaranteed. Nothing contained in this Agreement, and no decision as to the eligibility for benefits or the determination of the amount of any benefits hereunder, shall give Executive any right to be retained in the employ of the Company or rehired, and the right and power of the Company to dismiss or discharge any employee for any reason is specifically reserved. Except as expressly provided herein, no employee or any person claiming under or through him or her shall have any right or interest herein, or in any benefit hereunder.

(d) Legal Expenses. In connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or Executive, with respect to the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees and disbursements, in connection with such litigation, arbitration or similar proceeding. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceedings, calculated at the published commercial interest rate of LIBOR, as in effect from time to time from the date that payment should have been made to Executive under this Agreement. Notwithstanding anything to the contrary contained in this Section 10(d), any payments to be made under this subsection shall be made not later than the end of the calendar year following the year in which the litigation, arbitration or proceeding giving rise to the required payment is completed.

(e) Notices. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

SonoSite, Inc.

21919 – 30th Drive

Bothell, WA 98021-3904

Attn: VP, Human Resources

Copy to: General Counsel

and to, in the case of Executive:

EXECUTIVE NAME

EXECUTIVE ADDRESS

Either party may designate a different address by giving written notice of change of address in the manner provided above.

(f) Waiver; Cure. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Any breach of this Agreement may be cured by the breaching party within ten (10) days of the date that such breaching party shall have received written notice of such breach from the party asserting such breach.

(g) Binding Effect; Successors. Subject to the provisions hereof, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the successor to all or substantially all of the business or assets of any Subsidiary, division or profit center of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10(g) shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

(h) Separability. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of any provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

SONOSITE, INC.

By:
Title:

EXECUTIVE:

EXECUTIVE NAME

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accrued Benefits” means the aggregate of any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), any accrued vacation pay and, if the date of Termination occurs after the end of a Fiscal Year for which a bonus is payable to Executive, such bonus, in each case to the extent previously earned and not paid, plus an amount equal to the product of the bonus paid to Executive the prior Fiscal Year and a fraction, the numerator of which is the number of days since the end of the prior Fiscal Year, and the denominator of which is 365.

“Beneficial Owner” and “Beneficial Ownership” have the meanings set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Exchange Act.

“Cause” means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole, (b) Executive’s engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company, or (c) unreasonable refusal by Executive to perform the duties and responsibilities of his or her position in any material respect. No action, or failure to act, shall be considered willful or unreasonable if it is done by Executive in good faith and with reasonable belief that his or her action or omission was in the best interests of the Company.

“Change in Control” means (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction, (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (d) the dissolution or liquidation of the Company, (e) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director, or (f) any other event specified by the Board.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means that a person is unable to perform any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in his or her death or can be expected to last for a continuous period of not less than 12 months. The determination with respect to whether Executive is suffering from such a Disability will be determined by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and Executive, by a physician selected by the then Dean of the University of Washington Medical School.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” means the excise tax, including any interest or penalties thereon, imposed by Section 4999 of the Code.

“Fiscal Year” means the twelve (12) month period ending on December 31 in each year (or such other fiscal year period established by the Board).

“Good Reason” means, without Executive’s express written consent:

(a)	(i) the assignment to Executive of duties, or limitation of Executive’s responsibilities, materially inconsistent with Executive’s title, position, duties, responsibilities and status with the Company or any Subsidiary that employs Executive as such duties and responsibilities existed immediately prior to the date of the Change in Control (meaning, in a way that materially diminishes such title, position, duties, responsibilities or status), or (ii) removal of Executive from, or failure to re-elect Executive to, Executive’s positions with the Company or any Subsidiary that employs Executive immediately prior to the Change in Control, except in connection with the involuntary termination of Executive’s employment by the Company for Cause or as a result of Executive’s death or Disability; or

(b)	failure by the Company to pay, or material reduction by the Company of, Executive’s annual base salary, as reflected in the Company’s payroll records for Executive’s last pay period immediately prior to the Change in Control;

(c)	failure by the Company to pay, or material reduction by the Company of, Executive’s salary and benefits or Welfare Benefits under Section 4(a) or Section 4(b) of this Agreement;

(d)	the relocation of the principal place of Executive’s employment to a location that is more than twenty-five (25) miles further from Executive’s principal residence than such principal place of employment immediately prior to the Change in Control; or

(e)	the breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to bind any successor to the Company to the terms and provisions of this Agreement in accordance with Section 9(g) of this Agreement;

provided however, that in order for circumstances to provide Good Reason for Executive’s resignation, the following additional conditions must be also satisfied: (A) Executive’s separation from service occurs within 6 months of the initial occurrence of the circumstance giving rise to Good Reason; (B) Executive provides notice to the Company of the circumstance giving rise to Good Reason within 90 days of the initial existence of such circumstance; and (C) the Company has a 30-day period in which to cure such circumstance, if it is capable of being cured, and whereupon any such cure, Executive shall not be considered to have Good Reason to resign.

“Notice of Termination” means a written notice to Executive or to the Company, as the case may be, which shall indicate those specific provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment constituting a Termination, if any, under the provision so indicated.

“Parachute Payment” means any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.

“Person” means any individual, entity or group within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act.

“Section 409A” means Section 409A of the Code and such interpretive guidance as has been issued as of the relevant date under Section 409A, whether such guidance is in the form of temporary, proposed or final regulations, or other official interpretations of the statute as issued by the Internal Revenue Service, the Treasury Department or a court of law.

“Separation” means a “separation from service,” as defined in Section 409A.

“Subsidiary” with respect to the Company has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

“Termination” means, following the occurrence of any Change in Control by the Company, a Separation caused by (a) the involuntary termination of the employment of Executive for any reason other than death, Disability or for Cause or (b) the termination of employment by Executive for Good Reason.

“Voting Securities” means the voting securities of the Company entitled to vote generally in the election of directors.

Schedule B

FORM OF WAIVER AND RELEASE

Executive hereby fully releases and discharges the Company, its officers, directors, stockholders, employees, agents and representatives (“Released Parties”) from any and all debts, obligations, promises, actions or claims of whatever kind or nature that existed or may have existed as of the date of this Agreement, including but not limited to all claims arising in any way out of Executive’s employment with the Company and the termination thereof. Executive makes this commitment even though Executive understands that Executive may not, as of this date, know all of the claims Executive may lawfully have against the Released Parties and that Executive is relinquishing the right to pursue any claims which Executive could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury. This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.

This waiver and release includes, but is not limited to, any claims for wages, bonuses, employment benefits or damages of any kind whatsoever, arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employees, or any federal, state or other federal, state, or local statute or ordinance governing employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, all federal, state, and local laws prohibiting discrimination, and any other legal limitation on the employment relationship.

In accordance with the Older Workers’ Benefit Protection Act, Executive and Company agree that: (i) Executive specifically intends to knowingly and voluntarily waive any rights he may have under the Age Discrimination in Employment Act (“ADEA”), and he intends to release Released Parties from any and all claims for damages or other remedies he may have under the ADEA; (ii) Company hereby advises Executive to consult with and obtain the advice of an attorney of his choice before signing this Agreement; (iii) Executive has been offered a period of twenty-one (21) days to consider whether to accept the terms of this Agreement, and by executing this Agreement on the day below, has waived the balance of that period, if any; and (iv) Executive may revoke this Agreement within seven (7) calendar days of execution of this Agreement. If Executive does so, this entire Agreement becomes invalid and unenforceable and no benefits hereunder will be provided to Executive. This Agreement becomes effective on the eighth day after Executive signs it.

This waiver and release shall not waive or release (i) claims where the events in dispute first arise after execution of this Agreement and (ii) claims relating to indemnification to which Executive may be entitled to under state law, the Company’s articles of incorporation or bylaws, or pursuant to an indemnification agreement with the Company. Further, this waiver and release shall not preclude Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing rights under this Agreement, nor shall it preclude Executive from filing charges of discrimination with the Equal Employment Opportunity Commission; however, in signing this Agreement, Executive waives any right to recover monetary damages in connection with any such filing or otherwise.